UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 9, 2018

Date of Report (Date of earliest event reported)

AVERY DENNISON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1 -7685	95-1492269

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

207 Goode Avenue Glendale, California	91203

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (626) 304-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Section7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

Actions with Respect to U.S. Pension Plan

On July 9, 2018, the Board of Directors (the “Board”) of Avery Dennison Corporation (the “Company”) approved the termination of the Avery Dennison Pension Plan, a tax-qualified U.S. defined benefit plan (the “Plan”), effective as of September 28, 2018.  The Plan is currently underfunded by an estimated $240 million on a Plan termination basis.  The Company plans to borrow commercial paper to contribute $200 million in cash to the Plan prior to August 15, 2018 and deduct that contribution on its 2017 U.S. income tax return.  The Company expects to contribute any balance necessary to fully fund the Plan prior to transferring its liability associated with the Plan to one or more yet-to-be-identified insurance companies in 2019.  The Company expects these actions will have no material impact on its available capital or capital allocation strategy, which already reflected the Company’s unfunded pension obligations.

Termination of the Plan is expected to settle a long-term liability currently estimated to be approximately $950 million (calculated on a Plan termination basis) through a combination of (i) lump-sum payments in 2018 to eligible participants who elect to receive them and (ii) the purchase of a group annuity contract with one or more highly rated insurance companies in the first half of 2019.  The actual amount of the Company’s long-term liability when it is transferred will depend upon the nature and timing of participant settlements, as well as prevailing market conditions.  The Company currently estimates the total non-cash charge associated with termination of the Plan to be between $575 million and $600 million, approximately $100 million of which is expected to be recognized during the fourth quarter of 2018 and the remainder of which is expected to be recognized at the time of transfer of the remaining pension liability in 2019.

There is no change in the benefit amounts of the approximately 11,200 Plan participants as a result of these actions.

The Board expressly reserved the right to change the effective date of the Plan termination or revoke its decision to terminate the Plan, but it has no intent to do so at this time.

Update to Long-Term Leverage Target

The Company previously announced a long-term target for its net debt to adjusted EBITDA ratio of 1.7 to 2.0, which represented a proxy for the range in leverage required by debt rating agencies to sustain the Company’s current debt ratings across a full business cycle.  The Company continues to target a ratio that is consistent with sustaining its current debt ratings, which it now estimates to be in the range of 2.3 to 2.6.

Net debt to adjusted EBITDA ratio refers to total debt (including capital leases) less cash and cash equivalents, divided by adjusted EBITDA.  Adjusted EBITDA refers to income before taxes adjusted for interest expense, other non-operating expense, depreciation and amortization, excluding restructuring charges and other items.  Net debt to adjusted EBITDA ratio is a non-GAAP financial measure that the Company provides to investors to assist them in assessing its leverage position; it is not in accordance with, nor is it a substitute for or superior to, the comparable financial measure under generally accepted accounting principles in the United States of America.   The Company believes that it is not possible to provide a reconciliation of this forecasted non-GAAP long-term target without unreasonable effort due to uncertainty and variability in the amount and timing of restructuring charges, transaction costs and other items, all of which would be reconciling items between actual adjusted EBITDA and GAAP net income.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this report on Form 8-K, including, without limitation, statements regarding the Company’s recognition of non-cash charges and long-term target for the net debt to adjusted EBITDA ratio, are forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or anticipated results depending on a variety of factors, including but not limited to, the nature and timing of participant settlements, market conditions, the actual payment elections of Plan participants and other factors, including those discussed in Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s 2017 Form 10-K, filed with the Securities and Exchange Commission on February 21, 2018, and subsequent quarterly reports on Form 10-Q.  The forward-looking statements included in this Form 8-K are made only as of the date of this Form 8-K, and the Company undertakes no obligation to update these statements to reflect subsequent events or circumstances, other than as may be required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVERY DENNISON CORPORATION

Date: July 11, 2018	By:	/s/ Gregory S. Lovins
		Name:	Gregory S. Lovins
		Title:	Senior Vice President and Chief Financial Officer